Exhibit 99.(h)(22)

FORM OF

ADMINISTRATION, BOOKKEEPING AND

PRICING SERVICES AGREEMENT

THIS AGREEMENT is made as of                 , 2008, between Financial Investors Trust, a Delaware business trust (the “Fund”), and ALPS Fund Services, Inc., a Colorado corporation (“ALPS”).

WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended (“1940 Act”), as an open-end, management investment company, for the series listed in Appendix A (the “Portfolio”);

WHEREAS, Kotak Mahindra (UK) Ltd. is the Fund’s investment adviser and is responsible for managing the Fund’s business affairs and providing certain clerical, bookkeeping and other administrative and management services;

WHEREAS, ALPS provides certain administrative, bookkeeping and pricing services to investment companies; and

WHEREAS, the Fund desires to appoint ALPS to perform certain administrative, bookkeeping and pricing services for the Fund, and ALPS has indicated its willingness to so act, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows.

1.         ALPS Appointment and Duties.

(a)       The Fund hereby appoints ALPS to provide the administrative, bookkeeping and pricing services set forth in Appendix B hereto, as amended from time to time, upon the terms and conditions hereinafter set forth.  ALPS hereby accepts such appointment and agrees to furnish such specified services.  ALPS shall for all purposes be deemed to be an independent contractor and shall, except as otherwise expressly authorized in this Agreement, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

(b)       ALPS may employ or associate itself with a person or persons or organizations as ALPS believes to be desirable in the performance of its duties hereunder; provided that, in such event, the compensation of such person or persons or organizations shall be paid by and be the sole responsibility of ALPS, and the Fund shall bear no cost or obligation with respect thereto; and provided further that ALPS shall not be relieved of any of its obligations under this Agreement in such event and shall be responsible for all acts of any such person or persons or organizations taken in furtherance of this Agreement to the same extent it would be for its own acts.

2.         ALPS Compensation; Expenses.

(a)       In consideration for the services to be performed hereunder by ALPS, the Fund shall pay ALPS the fees listed in Appendix C hereto.  Notwithstanding anything to the contrary in this Agreement, fees billed for the services to be performed by ALPS under this Agreement are based on information provided by Kotak Mahindra (UK) Ltd., the Fund’s investment adviser (“Kotak”), and such fees are subject to renegotiation between the parties to the extent such information is determined to be materially different from what Kotak originally provided to ALPS.

(b)       ALPS will bear all expenses in connection with the performance of its services under this Agreement, except as otherwise provided herein.  ALPS will not bear any of the costs of Fund personnel.  Other Fund expenses incurred shall be borne by the Fund or the Fund’s investment adviser, including, but not limited to, initial organization and offering expenses; litigation expenses; taxes; costs of preferred shares; expenses of conducting repurchase offers for the purpose of repurchasing Fund shares; transfer agency and custodial expenses; interest; Fund directors’ or trustees’ fees; brokerage fees and commissions; state and federal registration fees; advisory fees; insurance premiums; fidelity bond premiums; Fund and investment advisory related legal expenses; costs of maintenance of Fund existence; printing and delivery of materials in connection with meetings of the Fund’s trustees; printing and mailing of shareholder reports, prospectuses, statements of additional information, other offering documents, supplements, proxy materials, and other communications to shareholders; securities pricing data and expenses in connection with electronic filings with the U.S. Securities and Exchange Commission (the “SEC”).

3.         Right to Receive Advice.

(a)       Advice of the Fund and Service Providers.  If ALPS is in doubt as to any action it should or should not take, ALPS may request directions, advice or instructions from the Fund or, as applicable, the Fund’s investment adviser, custodian or other service providers.

(b)       Advice of Counsel.  If ALPS is in doubt as to any question of law pertaining to any action it should or should not take, ALPS may request advice from counsel of its own choosing and at its own expense (who may be counsel for the Fund, the Fund’s investment adviser or ALPS, at the option of ALPS).

(c)       Conflicting Advice.  In the event of a conflict between directions, advice or instructions ALPS receives from the Fund or any service provider and the advice ALPS receives from counsel, ALPS may in its sole discretion rely upon and follow the advice of counsel.  ALPS will provide the Fund with prior written notice of its intent to follow advice of counsel that is materially inconsistent with directions, advice or instructions from the Fund.  Upon request, ALPS will provide the Fund with a copy of such advice of counsel.

4.         Standard of Care; Limitation of Liability; Indemnification.

(a)       ALPS shall be obligated to act in good faith, to exercise commercially reasonable care and diligence, and to use its best efforts, within reasonable limits in the performance of its duties under this Agreement.

(b)       In the absence of willful misfeasance, bad faith, negligence or reckless disregard by ALPS in the performance of its duties, obligations or responsibilities set forth in this Agreement, ALPS and its affiliates, including their respective officers, directors, agents and employees, shall not be liable for, and the Fund agrees to indemnify, defend and hold harmless such persons from, all taxes, charges, expenses, disbursements, assessments, claims, losses, damages, penalties, actions, suits, judgments and liabilities (including, without limitation, attorneys’ fees and disbursements and liabilities arising under applicable federal and state laws) arising directly or indirectly from the following:

(i)        the inaccuracy of factual information furnished to ALPS by the Fund or the Fund’s investment adviser, custodian or other service providers;

(ii)       any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates;

(iv)     ALPS’ reliance on any instruction, direction, notice, instrument or other information that ALPS reasonably believes to be genuine;

(v)      loss of data or service interruptions caused by equipment failure, subject to the provisions contained herein; or

(vi)     any other action or omission to act which ALPS takes in connection with the provision of services to the Fund.

            provided, however, that nothing herein contained shall be construed to protect ALPS against any liability to the Trust or its shareholders to which ALPS would otherwise be subject by reason of material breach of this Agreement, violation of applicable law, willful misfeasance, bad faith, negligence, or reckless disregard in the performance of its duties.

(c)       ALPS shall indemnify and hold harmless the Fund, the Fund’s investment adviser and their respective officers, directors, agents and employees from and against any and all taxes, charges, expenses, disbursements, assessments, claims, losses, damages, penalties, actions, suits, judgments and liabilities (including, without limitation, attorneys’ fees and disbursements and liabilities arising under applicable federal and state laws) arising directly or indirectly from ALPS’ violation of applicable law, material breach of this Agreement, willful misfeasance, bad faith, negligence or reckless disregard in the performance of its duties, obligations or responsibilities set forth in this Agreement.

(d)       Notwithstanding anything in this Agreement to the contrary, neither party shall be liable under this Agreement to the other party hereto for any punitive, consequential, special or indirect losses or damages.

5.         Activities of ALPS.  The services of ALPS under this Agreement are not to be deemed exclusive, and ALPS shall be free to render similar services to others.  The Fund recognizes that from time to time directors, officers and employees of ALPS may serve as directors, officers and employees of other corporations or businesses (including other investment companies) and that such other corporations and businesses may include ALPS as part of their name and that ALPS or its affiliates may enter into administrative, bookkeeping, pricing agreements or other agreements with such other corporations and businesses.

6.         Accounts and Records.  The accounts and records maintained by ALPS shall be the property of the Fund.  ALPS shall prepare, maintain and preserve such accounts and records as required by the 1940 Act and other applicable securities laws, rules and regulations.  ALPS shall surrender such accounts and records to the Fund, in the form in which such accounts and records have been maintained or preserved, promptly upon receipt of instructions from the Fund.  The Fund shall have access to such accounts and records at all times during ALPS’ normal business hours.  Upon the reasonable request of the Fund, copies of any such books and records shall be provided by ALPS to the Fund at the Fund’s expense.  ALPS shall assist the Fund, the Fund’s independent auditors, or, upon approval of the Fund, any regulatory body, in any requested review of the Fund’s accounts and records, and reports by ALPS or its independent accountants concerning its accounting system and internal auditing controls will be open to such entities for audit or inspection upon reasonable request.

7.         Confidential and Proprietary Information.  ALPS agrees that it will, on behalf of itself and its officers and employees, treat all transactions contemplated by this Agreement, and all records and information relative to the Fund and its current and former shareholders and other information germane thereto, as confidential and as proprietary information of the Fund and not to use, sell, transfer or divulge such information or records to any person for any purpose other than performance of its duties hereunder, except after prior notification to and approval in writing from the Fund, which approval shall not be unreasonably withheld.  Approval may not be withheld where ALPS may be exposed to civil, regulatory or criminal proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when requested by the Fund.  When requested to divulge such information by duly constituted authorities, ALPS shall use reasonable commercial efforts to request confidential treatment of such information.  ALPS shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to the Fund and its current and former shareholders.  The  Fund and ALPS shall each comply with all applicable laws, rules and regulations relating to privacy, confidentiality, data security and the handling of personal financial information applicable to it that may be established from time to time, including but not limited to the

Gramm-Leach Bliley Act and Securities and Exchange Commission Regulation S-P (17 CFR Part 248) promulgated thereunder.

8.         Compliance with Rules and Regulations.  ALPS shall comply (and to the extent ALPS takes or is required to take action on behalf of the Fund hereunder shall cause the Fund to comply) with all applicable requirements of the 1940 Act and other applicable laws, rules, regulations, orders and code of ethics, as well as all investment restrictions, policies and procedures adopted by the Fund of which ALPS has knowledge (it being understood that ALPS is deemed to have knowledge of all investment restrictions, policies or procedures set out in the Fund’s public filings or otherwise provided to ALPS).  Except as set out in this Agreement, ALPS assumes no responsibility for such compliance by the Fund.  ALPS shall maintain at all times a program reasonably designed to prevent violations of the federal securities laws (as defined in Rule 38a-1 under the 1940 Act) with respect to the services provided, and shall provide to the Fund a certification to such effect no less than annually or as otherwise reasonably requested by the Fund.  ALPS shall make available its compliance personnel and shall provide at its own expense summaries and other relevant materials relating to such program as reasonably requested by the Fund.

9.         Representations and Warranties of ALPS.  ALPS represents and warrants to the Fund that:

(a)       It is duly organized and existing as a corporation and in good standing under the laws of the State of Colorado.

(b)       It is empowered under applicable laws and by its Articles of Incorporation and By-laws to enter into and perform this Agreement.

(c)       All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

(d)       It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement in accordance with industry standards.

(e)       It has and will keep in effect professional liability insurance naming ALPS as insured and providing coverage with respect to ALPS’ activities on behalf of the Fund and its Portfolio in the amount of at least $1,000,000, and will provide to the Trust at least annually a certificate of insurance evidencing that such insurance is in full force and effect.

10.       Representations and Warranties of the Fund.  The Fund represents and warrants to ALPS that:

(a)       It is a trust duly organized and existing and in good standing under the laws of the state of Delaware and is registered with the SEC as an open-end management investment company.

(b)       It is empowered under applicable laws and by its Declaration of Trust and By-laws to enter into and perform this Agreement.

(c)       The Board of Trustees of the Fund has duly authorized it to enter into and perform this Agreement.

(d)       Notwithstanding anything in this Agreement to the contrary, the Fund agrees not to make any modifications to its registration statement or adopt any policies which would affect materially the obligations or responsibilities of ALPS hereunder without the prior written approval or ALPS, which approval shall not be unreasonably withheld or delayed.

11.       Documents.  The Fund has furnished or will furnish, upon request, ALPS with copies of the Fund’s Declaration of Trust, the Fund’s advisory agreement, custodian agreement, transfer agency agreement, administration agreement, current prospectus, statement of additional information, periodic Fund reports and all forms relating to any plan, program or service offered by the Fund. The Fund shall furnish, within a reasonable time period, to ALPS a copy of any amendment or supplement to any of the above-mentioned documents. Upon request, the Fund shall furnish promptly to ALPS any additional documents necessary or advisable to perform its functions hereunder. As used in this Agreement the terms “registration statement,” “prospectus” and “statement of additional information” shall mean any registration statement, prospectus and statement of additional information filed by the Fund with the SEC and any amendments and supplements thereto that are filed with the SEC.

12.       Consultation Between the Parties.  ALPS and the Fund shall regularly consult with each other regarding ALPS’ performance of its obligations under this Agreement. In connection therewith, the Fund shall submit to ALPS at a reasonable time in advance of filing with the SEC reasonably final copies of any amended or supplemented registration statement (including exhibits) under the Securities Act of 1933, as amended, and the 1940 Act; provided, however, that nothing contained in this Agreement shall in any way limit the Fund’s right to file at any time such amendments to any registration statement and/or supplements to any prospectus or statement of additional information, of whatever character, as the Fund may deem advisable, such right being in all respects absolute and unconditional.

13.       Liaison with Accountants.  ALPS shall act as a liaison with the Fund’s independent public accountants and shall provide account analysis, fiscal year summaries, and other audit-related schedules with respect to the services provided to the Fund.  ALPS shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information is made available to such accountants as reasonably requested or required by the Fund.

14.       Force Majeure.  In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, and such party has acted without negligence, bad faith or willful misconduct, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

15.       Business Continuity Plan.  ALPS shall maintain in effect a business interruption plan, including emergency data recovery policies and procedures (a “Business Continuity Plan”), which is commercially reasonable in light of the services to be provided, and enter into any agreements necessary with appropriate parties making reasonable provisions for emergency use of electronic data processing equipment customary in the industry.  In the event of equipment failures, ALPS shall, at no additional expense to the Fund, take commercially reasonable steps to minimize service interruptions and to continue to provide services to the Fund in accordance with ALPS’ then current Business Continuity Plan, which includes such general back-up facilities as ALPS reasonably determines to be appropriate.

16.       Duration and Termination of this Agreement.

(a)       Initial Term.  This Agreement shall become effective as of the date first written above (the “Start Date”) and shall continue thereafter throughout the period that ends two (2) years after the Start Date (the “Initial Term”).  Until the end of the Initial Term, this Agreement may be terminated without penalty only by agreement of the parties or for cause pursuant to Section 15(c) hereof.  If the Fund terminates this Agreement unilaterally without cause prior to the end of the Initial Term it will cause substantial damages to ALPS.   Because of the difficulty of estimating the damages that will result, the Fund agrees to pay ALPS, as liquidated damages for such termination, an amount equal to twenty-five percent (25%) of the annual fee in effect at the time of termination (the “Termination Payment”).  The parties agree that the Termination Payment is a reasonable forecast of probable actual loss to ALPS and that this sum is agreed to as liquidated damages and not as a penalty.

(b)       Renewal Term.  If not sooner terminated, this Agreement shall renew at the end of the Initial Term and shall thereafter continue for successive annual periods until terminated by either party upon not less than sixty (60) days’ written notice prior to the expiration of the then current renewal term or for cause pursuant to Section 15(c) hereof.

(c)       Cause.  Notwithstanding anything to the contrary elsewhere in this Agreement, the Fund may terminate this Agreement for cause immediately at any time, without penalty, without default and without the payment of any Termination Payment or other penalty.  For purposes of this Section 15, “cause” shall mean:

(i)          violation of law, material breach of this Agreement, willful misfeasance, bad faith, negligence or reckless disregard on the part of ALPS in the performance of  its duties, obligations and responsibilities set forth in this Agreement;

(ii)         in the event ALPS is no longer permitted to perform its duties, obligations, or responsibilities hereunder pursuant to applicable law or regulatory,

administrative or judicial proceedings against ALPS which result in a determination that ALPS has violated, or has caused the Fund to violate, in any material respect any applicable law, rule, regulation, order or code of ethics, or any material investment restriction, policy or procedure adopted by the Fund of which ALPS had knowledge (it being understood that ALPS is deemed to have knowledge of all investment restrictions, policies or procedures set out in the Fund’s public filings or otherwise provided to ALPS); or

(iii)        financial difficulties on the part of ALPS which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time in effect, or any applicable law other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors.

(d)       Deliveries Upon Termination.  Upon termination of this Agreement, ALPS agrees to cooperate in the orderly transfer of administrative duties and shall deliver to the Fund or as otherwise directed by the Fund (at the expense of the Fund) all records and other documents made or accumulated in the performance of its duties for the Fund hereunder.   In the event ALPS gives notice of termination under this Agreement, it will continue to provide the services contemplated hereunder after such termination at the contractual rate for up to 120 days, provided that the Fund uses all reasonable commercial efforts to appoint such replacement on a timely basis.

17.       Assignment.  This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and permitted assigns; provided, however, that this Agreement shall not be assignable by the Fund without the prior written consent of ALPS, or by ALPS without the prior written consent of the Fund.

18.       Governing Law.  The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Colorado and the 1940 Act and the rules thereunder.  To the extent that the laws of the State of Colorado conflict with the 1940 Act or such rules, the latter shall control.

19.       Names.  The obligations of the Fund entered into in the name or on behalf thereof by any trustee, shareholder, representative or agent thereof are made not individually, but in such capacities, and are not binding upon any of the trustees, shareholders, representatives or agents of the Fund personally, but bind only the property of the Fund, and all persons dealing with the Fund must look solely to the property of the Fund for the enforcement of any claims against the Fund.

20.       Amendments to this Agreement.  This Agreement may only be amended by the parties in writing.

21.       Notices.  All notices and other communications hereunder shall be in writing, shall be deemed to have been given when received or when sent by telex or facsimile, and shall be given to the following addresses (or such other addresses as to which notice is given):

To ALPS:

ALPS Fund Services, Inc.

1290 Broadway, Suite 1100

Denver, Colorado  80203

Attn:  General Counsel

Fax:  (303) 623-7850

To the Fund:

1290 Broadway, Suite 1100

Denver, Colorado  80203

Attn:  Secretary

Fax:  (303) 623-7850

22.       Counterparts.  This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

23.       Entire Agreement.  This Agreement embodies the entire agreement and understanding among the parties and supersedes all prior agreements and understandings relating to the subject matter hereof; provided, however, that ALPS may embody in one or more separate documents its agreement, if any, with respect to delegated duties and oral instructions.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

FINANCIAL INVESTORS TRUST,
a Delaware business trust, on behalf of
the Kotak India Multi-Cap Fund

By:
Name:
Title:

ALPS FUND SERVICES, INC.

By:
Name:
Title:

APPENDIX A

LIST OF PORTFOLIOS

Kotak India Multi-Cap Fund (Classes A and C)

APPENDIX B

SERVICES

Administrative

•	Prepare annual and semi-annual financial statements in accordance with generally accepted accounting principles including:

	(i)	Schedule of Investments
	(ii)	Statement of Assets and Liabilities
	(iii)	Statement of Operations
	(iv)	Statement of Changes in Net Assets
	(v)	Financial Highlights
	(vi)	Statement of Cash Flows, as necessary
	(vii)	Notes to Financial Statements.
•	Coordinate layout and printing of reports.

•	Coordinate the preparation and review of the Fund’s SEC filings, including:

	(i)	Form N-SAR
	(ii)	Form N-CSR
	(iii)	Form N-Q
	(iv)	Form N-PX
	(v)	Form 24f-2

ALPS shall not be responsible for the accuracy or adequacy of any information contained in the documents listed in subsections (i) through (v) above, to the extent such information is provided to ALPS by the Fund, other service providers to the Fund, or any other third party (other than affiliates of ALPS).

•

Provide facilities, information and personnel, as necessary, to accommodate annual audits with the Fund’s independent accountants, or examinations conducted by the Securities and Exchange Commission or other regulatory authorities.

•	On a monthly basis, monitor the Fund’s compliance with:

	(i)	SEC diversification requirements, as applicable
	(ii)	Status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended
	(iii)	Investment restrictions described in the Fund’s registration statement.

•	Calculate monthly total return performance calculations.

•	Provide assistance to the Fund related to quarterly Board of Trustees meetings by preparing board reports regarding services provided by ALPS, as requested by the Fund.

•	Monitor monthly expense ratios.

•	Monitor the Fund’s expense accruals by establishing expense budgets and comparing expense accruals on a periodic basis to actual expenses paid.

•	Manage Fund invoice approval and bill payment process.

•	Maintain and coordinate Blue Sky registration.

•	Assist the Fund with placement of fidelity bond and errors and omissions insurance policies and monitor the Fund to assure adequate fidelity bond coverage is maintained.

•	Report performance and other Fund information to outside reporting agencies as directed by the Fund, including Morningstar, etc.

•	Oversee and administer 12b-1 plans.

Bookkeeping and Pricing

•	Compute, on a daily basis, net asset value for the Fund in accordance with the Fund’s prospectus.

•	Transmit daily NAVs to NASDAQ, transfer agent, adviser and other third parties.

•	Compute yields, expense ratios, portfolio turnover rates, etc.

•	Calculate income dividend rates.

•	Reconcile cash and investment balances with the custodian.

•	Support preparation of financial statements.

•

Maintain and keep current all books and records of the Fund as required by the 1940 Act, and the rules thereunder, in connection with ALPS’ duties hereunder. Without limiting the generality of the foregoing, ALPS will prepare and maintain the following records upon receipt of information in proper form from the Fund:

	(i)	Cash receipts journal
	(ii)	Cash disbursements journal
	(iii)	Dividend records
	(iv)	Security purchases, sales and loans - portfolio securities journals
	(v)	Subscription and redemption journals
	(vi)	Security ledgers

(vii)	Broker ledger
(viii)	General ledger
(ix)	Daily expense accruals
(x)	Daily income accruals
(xi)	Foreign currency journals
(xii)	Trial balances
(xiii)	Historical tax lots for each security.

Tax

•	Perform monthly, quarterly or annual distribution calculations, as appropriate, including distributions necessary to avoid excise tax.

•	Prepare provision for income tax and tax disclosure information (ROCSOP) for the audited financial statements.

•	Prepare and file the Fund’s federal and state tax returns, including preparation and review of:

	•	Fiscal and excise tax provisions (includes all book/tax adjustments)
	•	Federal income, state income, and Federal excise tax returns (including filings by extended due dates)
	•	Year end re-characterizations, return of capital, foreign tax credit, and tax exempt percentages for Form 1099
	•	Year end shareholder reporting requirements (state by state, country by country, treasury income and asset percentages, AMT, QDI, QII, FTC), IRS asset diversification and good income tests
	•	Periodic distributions
	•	60 day notice information (FTC, LT capital gain designation, tax exempt income, DRD, QDI, QII).

•	Perform wash sale deferral and tax straddle deferral activity analysis.

Legal and Other Services

•	Review and update prospectus and statement of additional information annually.

•	Provide legal review of the Fund’s SEC filings.

•	Coordinate EDGARization and filing of documents.

•	Prepare required reports for quarterly Board of Trustees meetings.

•	Review legal contracts.

•	Oversee the Fund’s Code of Ethics reporting.

APPENDIX C

COMPENSATION

Annual Fee:  Greater of $175,000 annual minimum or:

(i)    8.0 basis points of the Portfolio’s average net assets between $0 - $1B; and

(ii)   6.0 basis points of the Portfolio’s average net assets between $1B - $3B; and

(iii)  4.0 basis points of the Portfolio’s average net assets over $3B.

A portion of the Annual Fee in the amount of $50,000 is waived for the first year this Agreement is effective.

An annual fee of $5,000 will be charged for each additional share class added to the series listed in Appendix A subsequent to the date of this Agreement.

Pass-through at cost of out-of-pocket expenses, including:  third-party security pricing and/or data fees; Bloomberg fees; Gainskeeper fees; Blue Sky fees; control review reports; service auditors report, travel expenses to Board meetings and on-site supervisory reviews; FINRA advertising/filing fees; registered representative licensing fees; postage; customized programming/enhancements; and other expenses which may occur at the direction of the Fund.

The proposed fee does not reflect the cost for an independent auditor to review the income tax provision and tax basis financial statement disclosures, review and sign the federal and state income tax returns, review the distribution calculations or review and sign the excise tax returns.